Exhibit 10.9

May 9, 2011

Matt Price

[Personal Address]

Dear Matt:

On behalf of Zendesk, Inc. (the “Company”), I am pleased to offer employment to you. It is our intention to establish a corporate entity within the United Kingdom (branch or subsidiary of the Company) and your formal employment contract will be with that entity. The purpose of this letter is to outline the terms for your employment.

Position: Your initial position with the Company will be Vice President and General Manager of EMEA. This is a full-time reporting to Zack Urlocker.

Start Date: Unless we arrange separately, your first day of employment will be May 2, 2011, subject to the Company’s satisfactory completion of a background check.

Salary: The Company will pay you an annual salary of 110,000 GBP paid monthly during your employment, and subject to periodic review and adjustment at the discretion of the Company. Your salary and other compensation will be subject to applicable deductions and withholdings.

Bonus: You will be eligible to receive an annual performance bonus of 62,500 GBP based upon quarterly and annual targets established separately. The actual bonus will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus. The bonus will be prorated to your start date.

Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Board of Directors. We will recommend to the Board of Directors that you be granted an option to purchase 235,000 shares of the Company’s common stock at the stock’s then fair market value. Your eligibility for stock options will be governed either through the 2009 Stock Option and Grant Plan (the Plan) or through an Inland Revenue approved UK sub-plan or through both. Standard option vesting is over a four year schedule. In a Sale Event, as defined by the Plan, half of your unvested options will become vested in the event you are not offered continued employment by the ongoing entity.

To the extent that an offer is made to you of stock options under an unapproved scheme you hereby indemnify the Company in full in respect of any liability of the Company to account for any amount of income tax, primary (employees’) and/or secondary (employer’s) national insurance contributions arising in respect of the exercise, release or other disposal of the stock options and that you will within 30 days of any exercise, release or other disposal pay to the Company the full amount due in respect of this indemnity.

Furthermore, the offer of employment contained in this letter and your continued employment by the Company is conditional upon you entering into and/or signing such agreement or agreements with the Company and/or the Inland Revenue as is required to procure that you will bear the secondary (employer’s) national insurance contribution which would otherwise fall on the Company on the exercise, release or other disposal of the options. Any failure on your part to sign any such agreement or agreements within seven days of the date of receipt from the Company of a notice requiring the same, will result in the termination of your employment without notice for breach of this condition.

Benefits: You will be provided supplementary medical coverage as customary for an executive position within the U.K. Additionally, you will be entitled to paid time off for vacation and sick time according to U.K. law. To the extent that any of the benefits offered to you in your employment package constitute taxable income you will be responsible for all related tax liabilities.

Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at Zendesk. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

Other Terms: You also will be required to sign the Company’s standard Confidentiality and Assignment Agreement (“Employee Agreement”) as a condition of your employment. This offer letter and the Employee Agreement shall be governed by U.K law.

We are excited about the opportunity to work with you at Zendesk, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by April 1, 2011 by signing below and returning a copy. We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Very truly yours

Richard S. Rigoli

Chief Financial Officer

*    *    *

I confirm that I have read, understood and agree to the terms contained in this letter and that to the best of my knowledge there are no legal or other restrictions (other than serving out my notice with my current employer) that will prevent me from joining the Company and carrying out the duties of my position fully.

Signature:	/s/ Matt Price

Date:	9/5/2011

CONTRACT OF EMPLOYMENT

1.	Parties

(1)	Zendesk UK Limited (the “Employer”)

(2)	Matt Price, [Personal Address] (the “Employee”)

2.	Date of Employment

The Employee’s employment commenced on May 5, 2011.

The Employee’s period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on May 5, 2011.

3.	Nature of Employment

The Employee is employed as Vice President and General Manager.

The Employee shall carry out such duties as shall from time to time be assigned to him/her by the Employer.

The Employee is authorised to bind the Employer in any contract for sale or provision of services by them.

The Employee will be expected, on a daily basis, to report to and liaise with Zack Urlocker (his/her “Line Manager”). The Line Manager may be altered at the discretion of the Employer.

The Employee agrees that he/she will spend the whole of his/her time and attention on the Employer’s business during normal working hours and that during the term of his/her employment with the Employer he/she will not engage in any other employment, occupation, consulting or other business activity.

The Employer has agreed to you holding the role of Advisory Board Member at Troux Technologies.

There are no collective agreements applicable to the Employee’s employment.

The Employer reserves the right to review, revise, amend or replace clauses within this agreement or any Employer handbook from time to time reflecting the changing needs of the business.

4.	Right to work in the UK

The Employee warrants that he/she has the unrestricted right to work in the United Kingdom without any additional immigration approvals and that he has provided the Employer with all necessary assistance to enable the Employer to comply with its duties under the Immigration Asylum and Nationality Act 2006. The Employee undertakes to notify the Employer immediately if any such right ceases, or is reasonably expected to cease during his employment and to immediately provide the Employer with written details of changes to his/her personal circumstances that might affect his/her immigration permission.

In order for the Employer to comply with its duties to prevent illegal working, if the Employee is a sponsored migrant under the Points Based System, the Employee is required to notify the Employer in writing within five working days of any change in the Employee’s personal contact details (home address, home telephone number and mobile telephone number).

The Employee undertakes to provide on request, and if necessary at least once in every 12 month period, the Employee’s original passport and other satisfactory documentary evidence of his/her right to work in the UK. The Employee acknowledges that his/her continuing employment with the Employer is conditional on compliance with this obligation and the other duties in this clause, and that failure to comply to the Employer’s satisfaction may result in disciplinary action under the Employer’s Disciplinary Procedure.

5.	Probationary Period

None.

6.	Notice of Termination

In order to terminate the employment under this contract the Employee is required to give to the Employer, and the Employer is required to give to the Employee, three (3) month’s written notice.

The Employer reserves the right to pay the relevant net basic salary in lieu of notice.

After notice has been served by the Employer or the Employee the Employer may:

(a)	require the Employee to carry out no duties; or

(b)	require the Employee to remain away from the office; or

(c)	require the Employee to carry out such duties as the Employer may require Provided that such duties are of a standard appropriate to the Employee’s job description.

For the avoidance of doubt the Employee shall remain an employee of the Employer during the notice period and will continue to be bound by the terms of this contract.

7.	Remuneration

The Employee’s gross salary will be £110,000 per annum and shall be paid monthly in arrears net of tax and national insurance and shall be deemed to accrue from day to day based on a 5 day working week.

The Employee’s annual performance bonus will be £62,500 per annum based upon quarterly performance targets established separately and mutually agreed. The bonus will be subject to the Employee’s employment for the full period covered by the bonus. The bonus shall be pro-rated in partial years of employment.

8.	Expenses

The Employee shall be reimbursed all reasonable expenses properly incurred in the discharge of the Employee’s duties in accordance with this contract and subject to any other instructions or regulations issued by the Employer from time to time. As a pre-condition of payment, the Employee will be expected to produce vouchers, receipts, or other evidence of the expenses in respect of which the Employee claims reimbursement.

9.	Other Benefits

In addition to the above remuneration the Employee shall be entitled to additional benefits as customarily provided by the Employer, such as private health cover and life assurance.

To the extent that any of the benefits are taxable the Employee will be responsible for all those liabilities.

A contracting out certificate is not in force in respect of the employment.

Participation in any insurance based benefit (including Private Medical Insurance, Death in Service and PHI) is subject to the terms and conditions from time to time in force, is conditional on the Employee satisfying any applicable requirements of the insurer and being accepted at normal rates of premium. The Employer shall have no liability to pay any benefit to the Employee unless it receives payment from the insurer.

The Employer reserves the right to amend, alter or cease to provide (without compensation) any benefit (including any commission plan or incentive based pay) at any time.

Nothing in this agreement shall constrain or prevent the Employer from terminating the Employee’s employment, notwithstanding that the Employee is or may be entitled to receive benefit payments or other benefits under any PHI Scheme from time to time in force.

10.	Place of Work

The Employee’s primary place of work will be the Zendesk UK Limited main or satellite office or such other place within the United Kingdom as the Employer may reasonably require.

In addition the Employee will be required to work at such other places as the Employer may from time to time specify for the performance of the Employee’s duties.

If the Employer requires the Employee to change his/her residence the Employer will reimburse such removal and other incidental expenses as the Employer considers reasonable in the circumstances. In addition, the Employee shall travel to such parts of the world as the Employer may direct or authorise. If the Employer requires the Employee to work outside the United Kingdom for a period of more than one month it will provide him/her with written details of any terms and conditions which may apply to that work and his/her return to the United Kingdom.

11.	Hours of Work

The normal working hours of the Employee will be from 9.00 a.m. to 5.00 p.m. on Mondays to Fridays.

In addition the Employee shall be required to work at such other times as the Employer may reasonably require to meet the needs of the business. The Employee will not receive additional payment for such further work. The Employee accepts that by signing this agreement he/she has agreed that regulation 4(1) of the Working Time Regulations 1998 shall not apply. The Employee may terminate his/her agreement to this provision by giving three months’ notice in writing.

12.	Holidays

The Employee’s annual paid holiday entitlement is 28 working days in each holiday year, inclusive of normal bank and public holidays. Holiday entitlement will accrue pro-rata to each completed month of employment.

The Employee is required to submit a holiday request form to his/her Line Manager for approval for all periods of leave.

The holiday year runs from January 1 to December 31.

It is not permitted to carry forward holiday entitlement from one holiday year to the next nor will payments in lieu be made in respect of holiday not taken in the relevant holiday year.

The Employee must ensure that there is no unnecessary overlapping with the holidays of other staff who would be responsible for the Employee’s duties whilst he/she is on holiday.

Holiday pay on termination of employment will be calculated by establishing the number of days holiday accrued in the holiday year up to the date of termination and subtracting from this the number of days taken during the current holiday year. The number of days remaining, if any, will be paid.

13.	Sickness or Injury

(a)	If the Employee is absent from work due to sickness, he/she may be entitled to statutory sick pay. Up to five (5) self-certified sick days will be paid in any rolling period of twelve (12) months. Any other payment will be at the discretion of the Employer.

(b)	If the Employee is prevented by sickness from performing his/her duties properly, he/she shall report this fact promptly to his/her Line Manager, or to their designate if the Line Manager is not available, before 10.00 a.m. on the first day of sickness together with an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as possible.

If the absence continues for more than 5 continuous working days a “fit-note” from the Employee’s doctor should be submitted explaining the nature of the sickness or injury.

During all periods of absence due to sickness or injury the Employee should keep the Employer informed as to his/her likely date of return.

A Form SC2 (Self Certification of Sickness) is required in all cases of uncertified sickness.

(c)	If the Employee is absent for more than 12 weeks in any 12 month period due to sickness or injury then the Employer is entitled to terminate the employment.

14.	Maternity Leave/Maternity Pay/Parental Leave/Paternity Leave

Employees with the requisite period of service may be entitled to statutory parental leave and/or paternity leave.

Full details of the relevant regulations and entitlements may be obtained on request from Human Resources.

15.	Retirement

The Employee’s employment shall, unless alternative arrangements are made in writing, terminate automatically upon the Employee reaching the age of 65. This may be extended by written consent of the Employer. The exact day on which the Employee is expected to leave should, however, be agreed at least one month in advance with the Employer.

16.	Health and Safety

The Employee is bound to comply with the duties imposed by the Health and Safety at Work Act 1974 or any substitution thereof or amendment or alteration thereto (“the Act”) and the Health and Safety Regulations made or to be made under the Act and in particular with the duties set out under section 7 of the Act which require an employee to:

(a)	take reasonable care for the health and safety of him or herself and of others who may be affected by his/her acts or omissions at work;

(a)	as regards any duty imposed on the Employer or any other person, co-operate with the Employer so far as is necessary to enable that duty to be performed or complied with.

17.	Grievance Procedure

It is expected that most grievances may be resolved informally. However, if the Employee wishes to raise a formal grievance relating to his/her employment he/she should raise it in the first instance in writing with his/her Line Manager setting out the nature of the grievance. The Line Manager will then invite the Employee to a hearing to discuss the grievance. The hearing will be scheduled to allow time for the Employer to consider the issues raised. After the meeting, the Employer will inform the Employee of the decision and of his/her right to appeal.

If the grievance is not satisfactorily resolved in this way then the Employee should appeal the matter in writing to the General Manager (or head of Zendesk Human Resources if the Line Manager is the General Manager). The General Manager (or Human Resources) will invite the Employee to an appeal hearing, following which the General Manager (or Human Resources) shall communicate that decision in writing to the Employee. The decision of the General Manager (or Human Resources) shall be final.

This policy does not form part of the contract of employment, save and only to the extent expressly required by law. If the Employee wishes, he/she may be accompanied at either or both hearings by a colleague or trade union official.

18.	Summary Dismissal

(a)	In the following circumstances, which are intended by way of example only of what may be regarded as gross misconduct, and not by way of a complete list, the Employee will be dismissed summarily by written notice to operate from the date of such notice and the Employee will not be entitled to any further payment under his/her terms of employment except such sum as has accrued and is due at the date of termination:

(i)	refusing to carry out any proper direction given in the course of the employment;

(ii)	improperly divulging to any third party any confidential or non-public information regarding the Employer, its employees or any person with whom the Employer deals;

(iii)	committing any act or divulging any information which is contrary to or damages the interests or objectives of the Employer;

(iv)	committing any criminal offence which in the opinion of the Employer makes the Employee unsuitable for the type of work that the Employee is employed to do or may reasonably be expected to do or which makes him/her unacceptable to other employees;

(v)	dishonest conduct;

(vi)	violent, obscene or abusive behaviour towards other employees or officers of the Employer;

(vii)	serious or wilful breach of the Employee’s duties;

(viii)	if the warranties given by the Employee at clause 4 are found to be misleading or incorrect; or

(ix)	attending the Employer’s premises or engaging in the Employer’s business whilst under the influence of alcohol or unlawful drugs.

(b)	Any other serious or irreparable act or omission by the Employee may be regarded as gross misconduct where such act or omission is, in the reasonable opinion of the Employer likely to (or has) cause(d) serious harm to the business or reputation of the Employer.

19.	Disciplinary Procedure

(a)	This disciplinary procedure does not form part of the Employee’s contract of employment (save and only to the extent that it may from time to time be required to do so by law). The Employer accepts that it is in the interests of good relations with its staff to ensure that there is a fair and proper disciplinary procedure.

(b)	Any Employee who departs from normally expected standards or who violates the Employer’s rules will be liable to disciplinary action.

(c)

If disciplinary action which may lead to disciplinary measures is to be taken against the Employee (other than suspension under (d) and (e) below or issuing of a warning – where modified procedures may apply), the following procedure will normally apply. The Employee will receive a letter setting out the alleged conduct or other circumstances and inviting the Employee to attend a disciplinary hearing. The hearing will be set at a time and date to allow the Employee time to consider the allegations against him/her. At the disciplinary hearing (which the Employee must take all reasonable steps to attend) the Employee will be given the opportunity to respond to the issues raised. The decision on the hearing will be notified to the Employee after the hearing, along with details of the right to appeal. The Employee will have the right to be accompanied to any disciplinary hearing and subsequent appeal by a colleague or trade union official.

(d)	The Employer reserves the right to suspend the Employee on full pay pending investigation where the Employer has reasonable grounds to believe that the Employee’s continued employment might be prejudicial to the Employer’s business or other employees.

(e)	The Employer reserves the right to suspend the Employee without pay and benefits as a disciplinary measure.

(f)	Disciplinary action will vary in accordance with the seriousness of the Employee’s offence. Minor instances of wrongdoing may result in a verbal or written warning. More serious offences or repeated infringements may result in a final written warning. The most serious offences or repeated infringements following a final written warning may result in dismissal with or without notice.

(g)	The Employee may appeal against any disciplinary action taken to the General Manager. The Employee will then be invited to attend an appeal hearing (and must take all reasonable steps to do so). Following any such appeal, the Employee will be informed of the outcome.

20.	Sexual Harassment

Zendesk UK Limited considers that sexual harassment in the workplace is unacceptable and will treat all complaints seriously.

An Employee who feels that he/she has been subjected to sexual harassment should raise the matter with the General Manager (or Human Resources) under the terms of the grievance procedure set out in clause 17 above.

An Employee who is found to be the perpetrator of harassment will be liable to disciplinary action under the terms of the disciplinary procedure set out in clause 19 above. The Employer may exercise its discretion as to the disciplinary measures which will be taken, depending on the nature of the conduct.

21.	Data Protection

The Employee agrees that personal data relating to the Employee (including sensitive personal data such as medical details) may to the extent that it is reasonably necessary in connection with the Employee’s employment or the business of the Employer:

(a)	be collected and held (in hard copy and computer readable form) and processed by the Employer; and

(b)	be disclosed to:

(i)	other employees of the Employer and the Employer’s group companies;

(ii)	any other persons as may be reasonably necessary (such as third party benefit providers or administrators) or as authorised by the Employee; or

(iii)	as otherwise required or permitted by law.

This consent applies regardless of the country to which the data is to be transferred. Where the disclosure or transfer is to a destination outside the European Economic Area, the Employer shall take reasonable steps to ensure that the Employee’s personal data continues to be adequately protected, though the Employee may no longer have rights under data protection law.

If the Employee has any queries regarding the Employee’s personal data, these should be raised with the General Manager.

22.	Deductions

The Employee consents to the deduction from any sum otherwise payable to the Employee by reason of his/her employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Employer may bona fide have against the Employee, including but not limited to:

(a)	overpayment of wages;

(b)	overpayment in respect of expenses incurred by the Employee in carrying out his/her duties;

(c)	loans which the Employer may from time to time make to the Employee; and

(d)	advances on wages which the Employer may from time to time make to the Employee.

The Employee further consents that the Employer has the right to deduct from the employee’s salary or other sums due to the Employee a sum in respect of accrued holiday entitlement if at the date of termination of the Employee’s employment he/she has taken in excess of his/her accrued holiday entitlement.

23.	Choice of Law

This contract shall be governed by and construed in accordance with the law of England and Wales and each party to this agreement submits to the non exclusive jurisdiction of the courts and tribunals of England and Wales.

SIGNED by
for and on behalf of the Employer

/s/ illegible

Date	15/7/2011

SIGNED by the Employee

/s/ Matthew Price

Date	4th July 2011